BEBE STORES, INC.
CHANGE IN CONTROL AND SEVERANCE AGREEMENT
This Change in Control and Severance Agreement (the “Agreement”) is made and entered into effective as of January 16, 2014 (the “Effective Date”), by and between Liyuan Woo (“Executive”) and bebe stores, inc. (the “Company”).
WHEREAS, The Board of Directors of the Company (the “Board”) recognizes that Executive’s role at the Company and that the possibility of an acquisition of the Company or an involuntary termination can be a distraction to Executive and can cause Executive to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of such an event.
WHEREAS, the Board believes that it is in the best interests of the Company and its shareholders to provide Executive with an incentive to continue Executive’s employment and to motivate Executive to maximize the value of the Company upon a Change in Control (as defined below) for the benefit of its stockholders.
WHEREAS, the Board believes that it is imperative to provide Executive with severance benefits upon certain terminations of Executive’s service to the Company that enhance Executive’s financial security and provide incentive and encouragement to Executive to remain with the Company notwithstanding the possibility of such an event.
WHEREAS, unless otherwise defined herein, capitalized terms used in this Agreement are defined in Section 8 below.
NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, including the agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Term of Agreement.
This Agreement shall become effective as of the Effective Date and terminate upon the date that all obligations of the parties hereto with respect to this Agreement have been satisfied.
2.At-Will Employment.
The Company and Executive acknowledge that Executive’s employment shall be “at-will,” as defined under applicable law. If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement.

3.Covered Termination.
If Executive experiences a Covered Termination, and if Executive delivers to the Company a general release of all claims against the Company and its affiliates that becomes effective and irrevocable in accordance with Section 13(a)(v) hereof (a “Release of Claims”), then in addition to any annual incentive bonuses earned but not yet paid for any completed full fiscal year immediately preceding the employment termination date and any accrued but unpaid salary, bonus, vacation and expense reimbursement payable in accordance with applicable law, the Company shall provide Executive with the following:

(a)Severance. Executive shall be entitled to receive an amount equal to one and a half times (1.5x) Executive’s annual base salary at the rate in effect immediately prior to the Termination Date payable in a single cash lump sum, less authorized deductions and applicable withholding taxes, on the first payroll date following the date the Release of Claims becomes effective and irrevocable.
(b)Bonus. Executive shall be entitled to receive an additional severance amount equal to Executive’s target cash bonus opportunity for the fiscal year of Executive’s Covered Termination, regardless of whether or not such bonus might be or would have been realized if Employee had completed the year, payable in a single cash lump sum, less authorized deductions and applicable withholding taxes, on the first payroll date following the date the Release of Claims becomes effective and irrevocable.
(c)Equity Awards. In the event such Covered Termination occurs during the twelve (12) month period commencing on a Change in Control, then each outstanding and unvested equity award, including, without limitation, each stock option and restricted stock unit award, held by Executive shall automatically become vested and, if applicable, exercisable and any forfeiture restrictions or rights of repurchase thereon shall immediately lapse, as of immediately prior to the Termination Date with respect to one hundred percent (100%) of the unvested shares underlying Executive’s equity awards. In all other respects Executive’s equity awards shall continue to be bound by and subject to the terms of their respective agreements and equity plans.
(d)Continued Healthcare. If Executive elects to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall directly pay, or reimburse Executive for, the premium for Executive and Executive’s covered dependents, if any, through the earliest of (i) eighteen (18) months from the Termination Date, (ii) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s) and (iii) the date that Executive and/or Executive’s covered dependents, if any, become no longer eligible for COBRA. After the Company ceases to pay premiums pursuant to the preceding sentence, Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance the provisions of COBRA.
(e)Outplacement Benefits. Should Executive request, the Company shall make available to Executive outplacement services, from the time of the request to (up to) the date eighteen (18) months from the Termination Date, the scope and provider of which shall be selected by the Company in the Company’s sole discretion.
(f)No Mitigation. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Section 3, nor, other than as provided in Section 3(c), shall the amount of any payment hereunder be reduced by any compensation earned by Executive as a result of subsequent employment.
4.Other Terminations.
If Executive’s service with the Company is terminated by the Company or by Executive for any or no reason other than as a Covered Termination, then Executive shall not be entitled to any benefits hereunder other than accrued but unpaid salary, bonus, vacation and expense reimbursement in accordance with applicable law and to elect any continued healthcare coverage as may be required under COBRA or similar state law.
5.Deemed Resignation.
Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, and then held with the Company or any of its affiliates, and, at the Company’s request, Executive shall execute such documents as are necessary or desirable to effectuate such resignations.
6.Return of Company Property.

Executive hereby acknowledges and agrees that all Company Property and equipment furnished to, or prepared by, Executive in the course of, or incident to, Executive’s employment, belongs to the Company and shall be promptly returned to the Company upon termination of Executive’s employment (and will not be kept in Executive’s posses-sion or delivered to anyone else). For purposes of this Agreement, “Company Property” includes, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof (including computer files), keys, building card keys, company credit cards, telephone calling cards, computer hardware and software, cellular and portable telephone equipment, personal digital assistant (PDA) devices, and all other proprietary information relating to the business of the Company or its subsidiaries or affiliates. Following termination, Executive shall not retain any written or other tangible material containing any proprietary information of the Company or its subsidiaries or affiliates.
7.Limitation on Payments.
Notwithstanding anything in this Agreement to the contrary, if any payment or distribution Executive would receive pursuant to this Agreement or otherwise (“Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall either be (i) delivered in full or (ii) delivered as to such lesser extent which would result in no portion of such Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the largest payment, notwithstanding that all or some portion the Payment may be taxable under Section 4999 of the Code. The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm shall provide its calculations to the Company and Executive within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive. Any reduction in payments and/or benefits pursuant to this Section 7 will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits payable to Executive.
8.Definition of Terms.
The following terms referred to in this Agreement shall have the following meanings:
(a)Cause. “Cause” means (i) Executive’s gross negligence or willful misconduct in the performance of the duties and services required of Executive pursuant to this Agreement or Executive’s employment or offer letter agreement with the Company (the “Employment Agreement”); (ii) Executive has been convicted of a felony; (iii) Executive has willfully refused to perform the duties and responsibilities required of Executive under this Agreement or the Employment Agreement which remains uncorrected for thirty (30) days following written notice to Executive by the Company of such breach; (iv) Executive’s involvement in a conflict of interest which is defined as any direct or indirect interest in, connection with, or benefit from any outside activities, particularly commercial activities, which interest might in any way adversely affect the Company or any of its divisions, or involves a possible conflict of interest determined by the Company and for which the Company makes a determination to terminate the employment of Executive which remains uncorrected for thirty (30) days following written notice to Executive by the Company of such breach; (v) Executive has willfully engaged in conduct that Executive knows or should know is materially injurious to the Company, or any of their respective divisions; (vi) Executive’s material breach of any material provision of this Agreement, the Employment Agreement, the Confidential Information Agreement (as defined below) or corporate code or policy which remains uncorrected for thirty (30) days following written notice to Executive by the Company of such breach; or (vii) Executive violates the Foreign Corrupt Practices Act or other applicable United States law. For purposes of this Section 8(a), an act or failure to act shall be considered “willful” only if done or omitted to be done without a good faith reasonable belief that such act or failure to act was in the best interests of the Company.
(b)Change in Control. “Change in Control” means (i) the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, unless fifty percent (50%) or more of the combined voting power of the continuing or surviving entity’s equity securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were shareholders of the Company immediately prior to such merger, consolidation or other reorganization, in substantially the same proportions as their ownership of Company stock prior to the transaction; (ii) the acquisition by any person or entity or group (as defined in the Securities Exchange Act of 1934, as amended) of greater than fifty percent (50%) of the outstanding combined voting power of the Company; or (iii) the sale, transfer or other disposition of all or substantially all of the Company’s assets. A transaction shall not constitute a Change in Control if (i) its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction or (ii) the surviving or acquiring entity is a publicly traded entity and Executive retains the same title and function in the acquiring entity following the transaction that otherwise would have constituted a Change of Control. Notwithstanding the foregoing, a “Change in Control” must also constitute a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5).
(c)Constructive Termination. “Constructive Termination” means Executive’s resignation from employment with the Company that is effective within one-hundred twenty (120) days after the occurrence, without Executive’s written consent, of any of the following: (i) a material diminution in Executive’s base compensation that is not proportionately applicable to other officers and key employees of the Company generally; (ii) a material diminution in Executive’s job responsibilities or duties, provided, that any change made solely as the result of the Company becoming a subsidiary or business unit of a larger company in a Change in Control shall not provide for Executive’s Constructive Termination hereunder; (iii) a material change of at least fifty (50) miles in the geographic location at which Executive must regularly perform Executive’s services; (iv) the failure of any acquirer of or successor to the Company to assume this Agreement; or (v) a material breach of this Agreement or the Employment Agreement. Notwithstanding the foregoing, a resignation shall not constitute a “Constructive Termination” unless the condition giving rise to such resignation continues more than thirty (30) days following Executive’s written notice of such condition provided to the Company within ninety (90) days of the first occurrence of such condition.
(d)Covered Termination. “Covered Termination” means the occurrence of a Constructive Termination or the termination of Executive’s employment by the Company other than for Cause that, in each case and to the extent necessary, constitutes a Separation from Service (as defined below).
(e)Termination Date. “Termination Date” means the date Executive experiences a Covered Termination.
9.Assignment and Successors.
The Company may assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise), and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its affiliates. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 9 or which becomes bound by the terms of this Agreement by operation of law. This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will or operation of law.
10.Notices.
Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile or certified or registered mail, postage prepaid (or if it is sent through any other method agreed upon by the parties), as follows:
(a)If to the Company:
Company: bebe stores, inc.
Address: 400 Valley Drive
Brisbane, CA 94005
Attn: Board of Directors
Facsimile: 415-657-4424

(b)If to Executive, at the address set forth on the signature page hereto.
(c)Or at any other address as any party shall have specified by notice in writing to the other party.
11.Confidentiality; Non-Disparagement.
(a)Confidentiality. Executive reaffirms Executive’s commitment to remain in compliance with the Company’s standard Proprietary Information and Inventions Assignment Agreement (the “Confidential Information Agreement”).
(b)Non-Disparagement. Executive agrees that he shall not disparage, criticize or defame the Company, its affiliates and their respective affiliates, directors, officers, agents, partners, shareholders or employees, either publicly or privately. The Company agrees that it shall not, and it shall instruct its officers and members of its Board to not, disparage, criticize or defame Executive, either publicly or privately. Nothing in this Section 11(b) shall have application to any evidence or testimony required by any court, arbitrator or government agency.
12.Dispute Resolution.
Executive and the Company agree that if any dispute, controversy or claim should arise between Executive and the Company (including claims against its employees, officers, directors, shareholders, agents, successors and assigns) relating or pertaining to or arising out of Executive’s employment with the Company or this Agreement, the dispute will be submitted exclusively to binding arbitration before a neutral arbitrator conducted in the state of California, in accordance with the commercial rules of the American Arbitration Association then in force. This means that disputes will be decided by an arbitrator rather than a court or jury, and that both Executive and the Company waive their respective rights to a court or jury trial. Executive understands that the arbitrator’s decision will be final and exclusive, and cannot be appealed. Notwithstanding the foregoing, each of Executive and the Company agrees to, prior to submitting a dispute under this

Agreement to arbitration, submit, for a period of sixty (60) days, to voluntary mediation before a jointly selected neutral third party mediator under the auspices of JAMS, Los Angeles, resolutions center (or any successor location), pursuant to the procedures of JAMS international mediation rules conducted in the state of California (however, such mediation or obligation to mediate shall not suspend or otherwise delay any termination or other action of the Company or affect the Company’s other rights). Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Notwithstanding anything herein to the contrary, Executive and the Company each have the right to resolve any issue or dispute over intellectual property rights by court action instead of arbitration. The Company shall bear the costs of arbitration.
13.Miscellaneous Provisions.
(a)Section 409A.
(i)Separation from Service. Notwithstanding any provision to the contrary in this Agreement, no amount deemed deferred compensation subject to Section 409A of the Code shall be payable pursuant to Section 3 above unless Executive’s termination of employment constitutes a “separation from service” with the Company within the meaning of Section 409A of the Code and the Department of Treasury regulations and other guidance promulgated thereunder (“Separation from Service”) and, except as provided under Section 13(a)(ii) of this Agreement, any such amount shall not be paid, or in the case of installments, commence payment, until the sixtieth (60th) day following Executive’s Separation from Service. Any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s Separation from Service but for the preceding sentence shall be paid to Executive on the sixtieth (60th) day following Executive’s Separation from Service and the remaining payments shall be made as provided in this Agreement.
(ii)Specified Employee. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (A) the expiration of the six (6)-month period measured from the date of Executive’s Separation from Service or (B) the date of Executive’s death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 13(a)(ii) shall be paid in a lump sum to Executive, and any remaining payments due under this Agreement shall be paid as otherwise provided herein.
(iii)Expense Reimbursements. To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A of the Code, any such reimbursements payable to Executive pursuant to this Agreement shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.
(iv)Installments. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment.
(v)Release. Notwithstanding anything to the contrary in this Agreement, to the extent that any payments due under this Agreement as a result of Executive’s termination of employment are subject to Executive’s execution and delivery of a Release of Claims, (A) the Company shall deliver the Release of Claims to Executive within ten (10) business days following the Termination Date, (B) if Executive fails to execute the Release of Claims on or prior to the Release Expiration Date (as defined below) or timely revokes his acceptance of the Release of Claims thereafter, Executive shall not be entitled to any payments or benefits otherwise conditioned on the Release of Claims, and (C) in any case where the Termination Date and the Release Expiration Date fall in two separate taxable years, any payments required to be made to Executive that are conditioned on the Release of Claims and are treated as nonqualified deferred compensation for purposes of Section 409A shall be made in the later taxable year. For purposes of this Section 14(a)(v), “Release Expiration Date” shall mean the date that is twenty-one (21) days following the date upon which the Company timely delivers the Release of Claims to Executive or, in the event that Executive’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery date. To the extent that any payments of nonqualified deferred compensation (within the meaning of Section 409A) due under this Agreement as a result of Executive’s termination of employment are delayed pursuant to this Section 13(a)(v), such amounts shall be paid in a lump sum on the first payroll date following the date that Executive executes and does not revoke the Release of Claims (and the applicable revocation period has expired) or, in the case of any payments subject to Section 13(a)(v)(C), on the first payroll period to occur in the subsequent taxable year, if later.
(b)Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.
(c)Amendment; Waiver. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a duly authorized officer of Company. By an instrument in writing similarly executed, Executive or a duly authorized officer of the Company, as applicable, may waive compliance by the other party with any specifically identified provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.
(d)Entire Agreement. The terms of this Agreement, collectively with the Employment Agreement and the Confidential Information Agreement, is intended by the Parties to be the final expression of their agreement with respect to the employment of Executive by the Company and supersede all prior understandings and agreements, whether written or oral, including, without limitation, any severance or change in control benefits in Executive’s offer letter agreement, employment agreement and/or stock option agreement. The parties further intend that this Agreement, collectively with the Employment Agreement and the Confidential Information Agreement, shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.
(e)Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.
(f)Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
(g)Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instru-ment.
(Signature page follows)

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

BEBE STORES, INC.

By:___________________________
Name:
Title:

EXECUTIVE

Liyuan Woo

Address: